Exhibit 10.1

HUNTSMAN EXECUTIVE SEVERANCE PLAN
(As Amended and Restated Effective February 19, 2020)

Article I
The Plan

1.1           Name. The HUNTSMAN EXECUTIVE SEVERANCE PLAN (“Plan”) is hereby amended and restated effective as of February 19, 2020 (the “Effective Date”). The Plan originally became effective as of January 1, 2005, and was amended and restated as of each of the following dates: October 30, 2007, May 1, 2010, and September 11, 2013.

1.2           Purpose. Huntsman Corporation and certain Affiliates identified below have adopted the Plan to provide certain Participants with severance benefits to recognize their service to the Employer, and to encourage them to continue employment with the Employer.

Article II
Definitions

Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized.

2.1           “Affiliate” means any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Employer beneficially owns 50% or more of the voting power of the entity, and any other entity in which the Employer has an economic interest and which is designated as an Affiliate by the Committee for purposes of the Plan.

2.2           “Annual Bonus” means the actual bonus amount paid or payable to the Participant for a given calendar year pursuant to the Employer’s cash performance bonus program as in effect from time to time.

2.3           “Base Compensation” means the annualized base salary of the Participant in effect at Termination of Employment, plus the Target Annual Bonus for the year in which the Termination of Employment occurs.

2.4           “Board” means the Board of Directors of Huntsman Corporation or its successor.

2.5           “Change of Control” means the occurrence of any of the events set forth in clause (b) of the definition of “Change of Control” in the Huntsman Corporation Stock Incentive Plan, as amended, restated or otherwise modified from time to time.

2.6           “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

2.7           “Committee” means the Compensation Committee of the Board or, if there is not a Compensation Committee, then the Board.

2.8           “Confidential Information” means all trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to the Participant, individually or in conjunction with others, during the period that the Participant is employed by the Employer or any Affiliate (whether during business hours or otherwise and whether on the Employer’s premises or otherwise) that relate to the Employer’s or any Affiliate’s businesses, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements (including Customer Information), the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); provided, however, “Confidential Information” shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of a Participant; (B) was available to the Participant against whom Section 4.1 is sought to be enforced on a non-confidential basis before its disclosure by the Employer or any Affiliate; or (C) becomes available to the Participant against whom Section 4.1 is sought to be enforced on a non-confidential basis from a source other than the Employer or an Affiliate, so long as such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Employer or an Affiliate.

2.9           “Customer Information” means names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to a customer of Employer or its Affiliates, and relevant to the Employer’s or its Affiliates’ business with such customer.

2.10         “Employer” means Huntsman Corporation, or any successor thereof.

In addition, unless the context indicates otherwise, as used in the Plan, the term “Employer” shall also mean and include any Affiliate of Huntsman Corporation that has adopted the Plan with the permission of Huntsman Corporation and any Affiliate that has been designated by Huntsman Corporation as an Employer in the Plan. Such adoptions and designations shall be subject to such conditions as the Committee deems appropriate. The obligations of an Employer hereunder shall be limited to the employees of that Employer participating in the Plan. The following Affiliates of Huntsman Corporation are participating in the Plan as of the Effective Date:

Huntsman International LLC

Huntsman Petrochemical LLC

Huntsman Advanced Materials Americas LLC

2.11         “Family Member” of an employee means: a brother or sister (whether by whole or half blood) of the employee,  the spouse of the employee,  an ancestor or lineal descendant of the employee, or the spouse of anyone included in (a) or (c).

2.12         “Participant” means an employee of the Employer who is designated to participate in the Plan by the Committee and who executes and returns to the Employer (in the time provided by the Employer to do so) a Participation Agreement; provided however, unless the Committee provides otherwise with respect to a particular employee, an employee with the title of Vice President or higher of an Employer who has executed and returned to the Employer (in the time provided by the Employer to do so) a Participation Agreement shall be eligible to participate in the Plan. Notwithstanding the foregoing, the Committee shall have the authority to adjust the status of any employee as a Participant (including the removal of an employee from participation under the Plan or to change the class to which the employee belongs for purposes of the Plan). The employees participating on the Effective Date and the class to which each belongs are set forth on Exhibit A. For purposes of clarity, individuals may be added or deleted from Exhibit A from time to time without such changes being deemed an amendment to this Plan.

The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more officers of the Employer, the authority to adjust the status of any employee as described above, other than an employee who is subject to Section 16(b) of the Exchange Act or who is a Family Member of an employee who is subject to Section 16(b) of the Exchange Act. The Committee may impose such limitations and restrictions on its delegation of authority, in addition to any required restrictions or limitations set forth in the Plan, as it may determine in its sole discretion. Any adjustment of status made pursuant to such a delegation shall be subject to all of the provisions of the Plan.

2.13         “Participation Agreement” means an agreement delivered to a Participant in a form approved by the Committee evidencing the Participant’s agreement to participate in the Plan and comply with all terms, conditions, and restrictions within the Plan; a form of Participation Agreement is attached hereto as Exhibit B.

2.14         “Plan Year” means the calendar year.

2.15         “Prohibited Activity” means a Participant engaging in (other than on behalf of the Employer or its Affiliate): (i) any activity within, or with respect to, the Restricted Area in which a Participant contributes his or her knowledge, directly or indirectly, in whole or in part, to an entity engaged in the same or similar business as that engaged in by the Employer or its Affiliates, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or in any other capacity which is similar to that in which Participant provided services to the Employer or its Affiliates; or (ii) any activity that may result or inevitably results in disclosure by Participant of Employer trade secrets or other Confidential Information.

2.16         “Prohibited Period” means, with respect to a Participant, the period that such Participant is employed by the Employer or an Affiliate, and continuing through the date that is 12 months following the date of such Participant’s Termination of Employment (regardless for the reason for such Termination of Employment).

2.17         “Reasonable Cause” means any of the following, with respect to a Participant:

(a)            Gross negligence, fraud, dishonesty or willful violation of any law or material violation of any significant Employer policy committed in connection with the position of the Participant with the Employer or an Affiliate; or

(b)            Failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to his or her position, in a manner reasonably consistent with prior practice;

provided, however, that the term “Reasonable Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his or her position.

2.18         “Restricted Area” means the geographic area corresponding to Participant’s area of responsibility in which the Employer engaged in manufacturing, selling, distributing, and/or marketing its products/services during the Protected Period.

2.19         “Severance Benefits” means the benefits described in Article III.

2.20         “Target Annual Bonus” shall mean the target bonus amount communicated to the Participant for a given calendar year pursuant to the Employer’s cash performance bonus program as in effect from time to time.

2.21          “Termination of Employment” means the Participant’s “separation from service”, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

2.22         “Termination for Good Reason” means a voluntary Termination of Employment by the Participant as a result of the Employer or an Affiliate  making a materially detrimental reduction or change to the job responsibilities or in the current base salary of the Participant, or  within a period of 12 months following a Change of Control, changing the Participant’s principal place of work by more than 50 miles from his or her principal place of work in effect immediately prior to such Change of Control, in each case, which action has not been remedied by the Employer or Affiliate within 30 days following its receipt of written notice from the Participant of such reduction or change. Such notice from the Participant must be given to the Employer or an Affiliate within 90 days following the occurrence of such reduction or change and the Participant’s Termination of Employment must occur within the 30-day period following the Employer’s or an Affiliate’s failure to timely remedy the change or reduction constituting a “good reason.”

Article III
Severance Benefits

3.1           Entitlement to Severance Benefits. If the Employer or an Affiliate terminates the Participant’s employment without Reasonable Cause or the Participant terminates his or her employment in a Termination for Good Reason, then the Participant’s Employer shall provide to the Participant (subject to the other provisions of this Article III) the Severance Benefits described in this Article III. No Severance Benefits shall be payable under the Plan upon the Participant’s Termination of Employment for any other reason, including a Termination of Employment on account of death or disability.

(a)            Severance Benefits otherwise payable under this Article III to a Participant shall be reduced in the discretion of Huntsman Corporation for any payments an Employer or an Affiliate is required to pay to the Participant under any applicable statute, law, ordinance, code, rule or regulation arising from the Termination of Employment, including any payments required: (i) under the federal Worker Adjustment and Retraining Notification Act, or any other state or local law relating to employment losses (collectively, the “WARN Act”); or (ii) during any period between the date the Employer or an Affiliate provides such Participant notice of an anticipated employment loss pursuant to the WARN Act and such Participant’s date of Termination of Employment.

(b)            Unless otherwise agreed to in writing by Huntsman Corporation, a Participant shall not be entitled to any Severance Benefits under this Article III if any of the following situations apply:

(1)              Within 30 days of the Termination of Employment, the Participant obtains employment with an Employer or any Affiliate of an Employer;

(2)              If requested upon or following his or her Termination of Employment, the Participant fails to sign and return to the Employer or its designated Affiliate, within the time provided by the Employer or its Affiliate to do so following his or her Termination of Employment, a waiver and release of claims against the Employer and its Affiliates and other persons, in the form provided by the Plan’s Administrator (as defined in Section 6.1), or, if applicable, the Participant signs and later revokes such waiver and release of claims within any revocation time period set forth in such waiver and release; or

(3)              The Participant is entitled to severance or other separation benefits, whether under an individual written agreement with the Participant’s Employer or an Affiliate, any voluntary early retirement program maintained by the Employer or an Affiliate, any severance plan maintained by the Employer or an Affiliate, or any provision of law to which the Employer or an Affiliate is subject, other than the Plan, unless such Participant, in connection with receipt of benefits under the Plan, irrevocably waives all such benefits under all other contracts, plans, programs and provisions of law applicable to the Participant.

(4)              The Plan Administrator determines that the Participant has violated any of the covenants set forth in Article IV below.

3.2           Amount of Benefits. If a Participant is entitled to Severance Benefits pursuant to Section 3.1:

(a)            Cash Payment. The Participant’s Employer shall pay to the Participant a lump sum cash payment (subject to the potential reduction described in Section 3.1(a) above) in an amount as follows:

(1)              For a “Senior Executive” (i.e., a Participant at the level of Senior Vice President or above), an amount equal to two times the Base Compensation of the Participant; and

(2)              For a Participant that is not a Senior Executive (i.e., at the level of Vice President or below), an amount equal to one times the Base Compensation of the Participant;

Subject to Section 3.1(b)(2) and Section 8.6, payment shall be made within 60 days of the Participant’s Termination of Employment.

(b)            Healthcare Benefits for U.S. Participants. For the period of time (expressed as a number of months equal to the product of 12 and the quotient obtained by dividing the cash payment payable to the Participant under Section 3.2(a) by his or her Base Compensation, provided, however, that if the resulting number is greater than 18, the number shall be reduced to a maximum of 18 months) (the “Continuation Period”), the Participant’s Employer or an Affiliate shall continue to cover the Participant and his or her dependents under the group healthcare plan covering other employees in positions similar to that of the Participant, at a monthly cost to the Participant equal to the applicable COBRA premium for such coverage.

(1)              Healthcare Coverage Payment. The Employer shall pay to the Participant a lump sum cash amount equal to the product of  the Participant’s Continuation Period, the COBRA premium applicable to the Participant on his or her Termination of Employment, and 100%. Subject to Section 3.1(b)(2) and Section 8.6, payment shall be made within 60 days of the Participant’s Termination of Employment.

(2)              COBRA Continuation. To receive the coverage and payment provided under this Section 3.2(b) of the Plan following the Participant’s Termination of Employment, the Participant must timely elect continuation coverage under COBRA, as a result of the Termination of Employment.

(c)             Outplacement Services. The Participant’s Employer shall provide the Participant with the following outplacement counseling service opportunity:

(1)              For a Senior Executive, executive outplacement services, as chosen by the Plan’s Administrator, for a period of 12 months following the Termination of Employment or until the Participant obtains substantially comparable employment, if earlier.

(2)              For a Participant not a Senior Executive, executive outplacement services, as chosen by the Plan’s Administrator, for a period of 6 months following the Termination of Employment or until the Participant obtains substantially comparable employment, if earlier.

(d)            Pro-Rata Bonus. The Participant’s Employer shall pay to the Participant (subject to the potential reduction described in Section 3.1(a) above) a lump sum cash payment in an amount equal to the product of (1) the Annual Bonus, if any, that the Participant would have earned for the calendar year in which the termination occurs based on achievement of the applicable performance goals for such year, and (2) a fraction, the numerator of which is the number of days the Participant was employed by the Employer during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). Subject to Section 3.1(b)(2), the Pro-Rata Bonus, if any, shall be paid to the Participant on the date that annual bonuses are paid to similarly situated Participants, but in no event later than March 15 of the calendar year following the calendar year in which the Termination of Employment occurs.

(e)            Time of Payment. It is intended that the Severance Benefits not be subject to Section 409A of the Code. If, however, a payment or benefit is determined to be subject to Section 409A of the Code and is conditioned on a Participant’s execution (and non-revocation within the time provided to do so) of a waiver and release of claims as provided in Section 3.1(b)(2), then such payment will be made on the 60th day following the Termination of Employment.

3.3          Terminated Status. Commencing upon the Participant’s Termination of Employment, the Participant shall cease to be an employee of the Employer and all Affiliates for all purposes. The payment of the Severance Benefits under the Plan shall be payments to a former employee.

Article IV

Restrictive Covenants

4.1.          Confidentiality. Following the time that he or she signs a Participation Agreement, a Participant will be provided with, and will have access to and knowledge of, Confidential Information. As a condition of a Participant’s receipt and access to such Confidential Information and participation in the Plan, such Participant will at all times comply with this Section 4.1.

(a)             The Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Employer and its Affiliates. The Participant shall follow all Employer policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 4.1 shall apply to all Confidential Information, whether known by the Participant before or after the Effective Date.

(b)            Notwithstanding any provision of this Section 4.1 to the contrary, the Participant may make the following disclosures and uses of Confidential Information:

(1)              disclosures to other employees of the Employer or its Affiliates who have a need to know the information in connection with the businesses of the Employer or its Affiliates;

(2)              disclosures to customers and suppliers when, in the reasonable and good faith belief of the Participant, such disclosure is in connection with the Participant’s performance of his or her duties and is in the best interests of the Employer or its Affiliates;

(3)              disclosures and uses that are approved in writing by the Plan Administrator or the Employer’s legal counsel; or

(4)              disclosures to a person or entity that has (1) been retained by the Employer or its Affiliates to provide services to that entity and (2) agreed in writing to abide by the terms of a confidentiality agreement approved by the Plan Administrator or the Employer’s legal counsel.

(c)             Immediately following the Participant’s Termination of Employment, and at any other time upon request of the Employer, the Participant shall promptly surrender and deliver to the Employer all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information.

4.2           Non-Competition.

(a)             The Employer or an Affiliate, as applicable, shall provide Participants with access to Confidential Information only for use during the period during which they are employed by the Employer or an Affiliate. In consideration of the Employer or an Affiliate providing a Participant with Confidential Information, continued employment, in addition to other good and valuable consideration, and as a condition of such Participant participating in the Plan, such Participant agrees and covenants that, during the Prohibited Period, such Participant will not engage in any Prohibited Activity either on such Participant’s own behalf or with any corporation, partnership, sole proprietorship or any other person or entity or engage in any business which, in the reasonable judgment of the Plan Administrator, is or becomes competitive with the Employer or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the Employer or any Affiliate (such judgment to be based on the Participant’s positions and responsibilities while employed by the Employer or any Affiliate; the Participant’s post-employment responsibilities and position with any such corporation, partnership, sole proprietorship, person, entity or business; the extent of past, current and potential competition or conflict between the Employer or any Affiliate and any such other corporation, partnership, sole proprietorship, person, entity or business; the effect on customers, suppliers and competitors of such Participant’s assuming such post-employment position; the guidelines established in the then-current edition of the Employer’s code of conduct (or similar policy); and such other considerations as are deemed relevant by the Plan Administrator given the applicable facts and circumstances).

(b)            Nothing herein shall prohibit a Participant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation or entity, provided that such ownership represents a passive investment and that such Participant is not a controlling person of, or a member of a group that controls, such corporation.

4.3           Non-Solicitation.

(a)             Non-Solicitation of Employees. Each Participant agrees and covenants not to directly or indirectly (other than in the proper course of his/her duties for the Employer or its Affiliate), during the Prohibited Period for any reason, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Employer or its Affiliates with whom such Participant had business-related contacts or dealings or about whom such Participant had access to Confidential Information.

(b)             Non-Solicitation of Customers. Each Participant understands and acknowledges that, because of such Participant's experience with and relationship to the Employer and its Affiliates, he or she will have access to and learn about Customer Information. Each Participant understands and acknowledges that Employer’s or its Affiliates’ loss of customer relationships and/or goodwill, or loss of Customer Information, will cause significant and irreparable harm. Each Participant agrees and covenants, during the portion of the Prohibited Period that follows the date of such Participant’s Termination of Employment, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with any of the Employer’s or Affiliates’ customers, as to which the Participant had business-related contact(s) or dealings or about which the Participant had access to Customer or Confidential Information, in each case for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer or its Affiliate or otherwise seeking to induce such customer to lessen or cease its business with the Employer or its Affiliates.

4.5           Non-Disparagement. Subject to Section 4.6 below, the Participant agrees and covenants that he or she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer, its Affiliates, their businesses, or any of the employees, officers, or directors of the Employer or its Affiliates, or existing and prospective customers, suppliers, investors and other associated third parties.

4.6           Permitted Disclosures. Notwithstanding the foregoing, nothing in this Plan (or in any other agreement between the Employer and a Participant) shall prohibit or restrict a Participant from lawfully: (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (C) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Plan requires a Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Employer or its Affiliate that the Participant has engaged in any such conduct. For the avoidance of doubt, this Article IV does not, in any way, restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. In the event a Participant receives such an order, he or she shall, within 24 hours of receipt of such an order, provide written notice of such order to the Employer’s General Counsel.

4.7           Equitable Relief. Each Participant acknowledges that (i) the provisions of Article IV are essential to the Employer; (ii) that the Employer would not adopt this Plan if it did not include Article IV, and Participant would not be a participant herein but for his or her agreement to the terms of this Article IV; and (iii) that damages sustained by the Employer and its Affiliates as a result of a breach of Article IV cannot be adequately remedied by monetary damages. Each Participant further acknowledges that, if he/she were to violate his/her obligations under Article IV of this Plan, such conduct would cause the Employer and/or its Affiliates irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of Article IV of this Plan by a Participant, the Employer shall be entitled to obtain injunctive relief in a court of competent jurisdiction to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available to the Employer and its Affiliates, at law and in equity. Each Participant acknowledges and agrees that it will not be, and he/she will not pursue as, a defense to any request by the Employer for injunctive relief that the Employer has an adequate remedy at law or that the Employer has not been, or is not being, irreparably injured.

4.8           Tolling. If a Participant is found to have breached any promise made in Sections 4.2 and/or 4.3 of this Plan, the Prohibited Period applicable to such Participant’s obligations specified in Sections 4.2 and/or 4.3 of this Plan shall be extended by a month for each month in which the Participant was in breach so that the Employer is provided the benefit of the full 12-month post-Termination of Employment period.

4.9           Consent to Notification. The Participant understands and agrees that the Employer may notify any entity with whom the Participant is providing, or is attempting to provide, services of the existence and the terms of the restrictive covenants in this Plan and may provide a copy of such covenants to such entities.

4.10         Clawback. The Participant acknowledges that upon a breach of a restrictive covenant under Article IV, the Employer may recover any amounts paid (and the fair market value of benefits provided) to the Participant under this Plan, which such remedy shall not be exclusive, but shall be in addition to all other remedies available to Employer and its Affiliates, at law and equity.

Article V
Claims and Review Procedures

5.1           Claims Procedure. A Participant who believes he or she has not received the Severance Benefits to which the Participant is entitled under the Plan may make a claim for benefits by making a written request for benefits to the Administrator on the form provided by the Administrator. The Administrator shall notify the Participant or beneficiary (“claimant”) in writing, within a reasonable period of time (but not later than 90 days) after receipt of his or her written request for benefits, of his or her eligibility or non-eligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice shall set forth  the specific reasons for such denial,  a specific reference to the provisions of the Plan on which the denial is based,  a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and  an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed, including a statement of the Participant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following a benefit claim denial on review. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator may extend the time for up to an additional 90 day period, provided the Administrator notifies the claimant prior to the end of the initial 90 day period of the special circumstances and the date by which a decision is expected to be made.

5.2           Review Procedure. If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Employer by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Administrator. A claimant shall, on request and free of charge, be given reasonable access to and copies of, any documents, records and other information in the possession of the Employer relevant to the claimant’s claim for benefits. The petition shall state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Employer of the petition, the Employer shall notify the claimant of its decision in writing, stating specifically  the basis of its decision, written in a manner calculated to be understood by the claimant  the specific provisions of the Plan on which the decision is based,  that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to the Participant’s claim for benefits, and  that the Participant has a right to bring an action under section 502(a) of ERISA. If the Employer determines that the 60 day period is not sufficient, the decision may be deferred for up to another 60 day period, but notice of this deferral shall be given to the claimant. In the event of the death of a claimant, the same procedures shall apply to the claimant’s beneficiaries.

Article VI
Administration and Finances

6.1           Administration. The Plan shall be administered by the Committee or the person or entity designated by the Committee to administer the Plan (the “Administrator”).

6.2           Powers of the Administrator. The Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)             to interpret the provisions of the Plan;

(b)            to establish and revise the method of accounting for the Plan; and

(c)             to establish and enforce rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

It is intended that the Plan will be administered and interpreted in a manner that benefits provided by the Plan do not become taxable to a Participant until such benefits are paid to the Participant. To the extent of a change in the law (whether by a change in the applicable statutes or by a ruling, regulation or other interpretation of the law by regulatory authorities) that requires a change in the terms of the Plan to avoid taxation prior to receipt of benefits, the Plan shall be treated by the Administrator to include such change without further action by the Employer as the Administrator in its sole discretion shall determine, provided, however, any such change that would materially increase either the cost of the Plan or the benefits provided by the Plan shall require the written consent of the Employer.

6.3           Actions of the Administrator or the Employer. All determinations, interpretations, rules, and decisions of the Administrator and the Employer shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

6.4           Delegation. The Administrator shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer or other individuals or entities. Any delegation by the Administrator may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

6.5           Reports and Records. The Administrator and those to whom the Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

6.6           Finances. The benefits under the Plan are unfunded. The costs of the Plan shall be borne by the Employer from its general assets; provided, however, an Affiliate that adopts the Plan and becomes an Employer shall be responsible only for the Severance Benefits that are payable to those Participants who are employees of such Affiliate and, with respect to an Affiliate that is designated as an Employer, Huntsman Corporation shall be responsible for the Severance Benefits that are payable to Participants who are employees of such designated Affiliate, unless the Severance Benefits are paid by that Affiliate.

6.7           Notices. All notices and communications made by the Employer or the Administrator under the Plan shall be deemed delivered and received when delivered by hand, the next business day after deposit with a courier or overnight delivery service post paid for next-day delivery and addressed in accordance with the last address in the records of the Employer, or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid to the last address in the records of the Employer, or immediately upon delivery by facsimile if confirmation is received and retained.

Article VII
Amendments and Termination

Huntsman Corporation, by action of the Committee, may amend or terminate the Plan at any time. In the event the Plan is terminated or changed, no benefits shall be payable to any Participant thereafter (except for Severance Benefits payable to a Participant whose Termination of Employment occurred prior to such termination or change of the Plan) or except as provided by the Plan as changed. Notwithstanding the foregoing, the Plan may not be amended or terminated within six months prior to, or on or within one year following, a Change of to adversely affect the rights (contingent or otherwise) of any then-current Participant to Severance Benefits under the Plan, including, without limitation, any amendment that would terminate an employee’s designation as a Participant in the Plan.

Article VIII
Miscellaneous

8.1           No Guarantee of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer or any of its Affiliates and any Participant. Nothing contained herein shall give any Participant the right to continue to be retained by the Employer or any of its Affiliates or to interfere with the right of the Employer to terminate the employment of a Participant at any time, nor shall it give the Employer the right to require the Participant to continue to provide services to the Employer or to interfere with the Participant’s right to terminate services at any time.

8.2           Severability. If any provision of this Plan is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Plan, such provision shall be fully severable; this Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Plan; and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Plan. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Plan a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In addition, any court with jurisdiction over this Plan is also expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Plan instead of severing the provision from this Plan in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Plan to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Plan.

8.3           Tax Withholding. The Employer shall withhold all taxes that are required to be withheld by applicable law from the benefits provided under the Plan.

8.4           Non-Alienation. The Plan shall inure to and be binding on the successors and assigns of the Employer. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

8.5           ERISA. The Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of ERISA, providing certain benefits to participants on severance from employment. The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan. The Plan is intended to come within, and shall be administered and maintained to come within, the severance pay plan exception thereto in DOL Regulation Section 2510.3-2(b).

8.6           Applicable Law and Venue. The Plan and all rights hereunder shall be governed by and construed according to the laws of Texas (without regard to principles of conflicts of law), except to the extent such laws are preempted by the laws of the United States of America. Venue for the enforcement of this Plan shall be exclusively, and is convenient for the Employer and the Participant, in a court of competent jurisdiction in Montgomery County, Texas, and the Employer and the Participant hereby consent to personal jurisdiction therein. The Employer and the Participant agree that they will not contest the choice of venue and/or choice of law provisions of this Section 8.6 in any future proceedings.

8.7           Section 409A. If any Participant is a “specified employee”, as defined in Section 409A of the Code and the regulations thereunder, at the time of his or her Termination of Employment and a payment due hereunder does not qualify as a “short-term deferral” payment under Section 409A or as a separation payment upon an involuntary separation that is exempt from the Section 409A six-month delay in payment provisions, then such payment (or part thereof that does not so qualify) shall not be paid to the Participant until the first business day that is more than six months after his or her Termination of Employment date (or, if earlier, his or her date of death). Such delayed payment shall be made in a lump sum without interest.

[Remainder of Page Intentionally Blank]

SPONSOR:	HUNTSMAN CORPORATION

/s/ R. Wade Rogers
R. Wade Rogers
Senior Vice President, Global Human Resources

Adopted By:	HUNTSMAN INTERNATIONAL LLC

/s/ R. Wade Rogers
R. Wade Rogers
Senior Vice President, Global Human Resources

HUNTSMAN PETROCHEMICAL LLC

/s/ R. Wade Rogers
R. Wade Rogers
Senior Vice President, Global Human Resources

HUNTSMAN ADVANCED MATERIALS AMERICAS LLC

/s/ R. Wade Rogers
R. Wade Rogers
Senior Vice President, Global Human Resources

Signature Page to
Huntsman Executive Severance Plan

Exhibit A

Participant List

Exhibit A to
Huntsman Executive Severance Plan

Exhibit B

[Form of Participation Agreement]

[DATE]

[NAME OF PARTICIPANT]

Re:	Participation Agreement in the Huntsman Executive Severance Plan

Dear [●]:

We are pleased to inform you that you have been designated as eligible to participate in the Huntsman Executive Severance Plan (as it may be amended from time to time, the “Plan”). Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan). A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Capitalized terms not defined in this letter have the meaning given to them in the Plan.

In signing below, you expressly agree to be bound by, and promise to abide by, the terms of Article IV of the Plan, which create certain restrictions with respect to confidentiality, non-competition, non-solicitation, and non-disparagement. You acknowledge and agree that the covenants within Article IV of the Plan are necessary to protect the legitimate business interests of the Employer or any successor thereof, are reasonable in all respects, and act separately from and will not supersede any other valid and existing restrictive covenants that you may have entered into with the Employer or its Affiliates prior to the date of this Participation Agreement.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax and financial planning advisors and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement. You lastly acknowledge and agree that the Plan may be amended in accordance with Article VII of the Plan from time to time, and this Participation Agreement shall not be impacted by any such amendment of the Plan.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Please execute this Participation Agreement in the space provided below and send a fully executed copy to [CONTACT] no later than [DATE].

[Signature Page Follows]

Sincerely,

HUNTSMAN CORPORATION

By:
Name:
Title:

AGREED AND ACCEPTED
this ____ day of __________, 20___ by:

[NAME OF PARTICIPANT]